Exhibit 99.1

Genie Energy Ltd. Reports Third Quarter 2018 Results

NEWARK, NJ — November 5, 2018: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported third quarter 2018 net income of $0.21 per share on revenue of $71.8 million.

FINANCIAL AND OPERATIONAL HIGHLIGHTS

(Throughout this release, 3Q18 results are compared to 3Q17 results unless otherwise noted)

•	Consolidated revenue increased to $71.8 million from $69.5 million primarily as a result of increased consumption per electric meter;
•	GRE’s income from operations increased to $9.2 million from $4.8 million. Adjusted EBITDA* increased to $9.8 million from $5.4 million;
•	Consolidated income from operations increased to $6.0 million from $1.4 million. Consolidated Adjusted EBITDA* increased to $8.0 million from $3.3 million;
•	Earnings per share increased to $0.21 per basic and diluted share from $0.02;
•	During the third quarter, Genie Energy divested of a majority stake in its Atid drilling services subsidiary based in Israel by contributing it to a newly formed entity owned by Genie, Atid’s management and Genie Chairman Howard Jonas;
•	Following the quarter close, Genie acquired a majority stake in Prism Solar Technologies, a solar solutions and technology company and domestic manufacturer of high-efficiency bi-facial solar panels;
•	Genie Energy's Board of Directors has declared a third quarter dividend of $0.075 per share.

COMMENTS OF MICHAEL STEIN, CEO OF GENIE ENERGY

“Genie Energy significantly increased its profitability compared to the year ago quarter reflecting the lower spend on oil and gas exploration activities and reduced domestic customer acquisition expense while making good progress in the effort to diversify its global revenue base.

“We divested a majority interest in Atid, our drilling services subsidiary in Israel, during the quarter. The deal reduces our financial exposure to Atid’s operations, while retaining upside potential over the longer term through our remaining stake.

“Overseas, our joint venture in the UK is adding customers at a healthy rate and in Japan, we expect to begin enrolling customers as early as the end of the year.

“Last week, we announced the acquisition of a majority stake in Prism Solar Technologies, a manufacturer of high efficiency solar panels based in New York. We will team with Prism’s second largest stakeholder to provide complete solar solutions for commercial clients and expect that Prism will be accretive to Adjusted EBITDA* in 2019.”

CONSOLIDATED RESULTS

$ in millions, except EPS	3Q18	2Q18	3Q17	3Q18 -3Q17 Change (%/$)
Revenue	$71.8	$56.4	$69.5	+3.4%
Gross profit	$21.3	$16.1	$21.8	(2.3%)
Gross margin percentage	29.6%	28.5%	31.3%	(170) BP
SG&A expense (including stock-based compensation)	$13.9	$15.4	$19.5	(28.5)%
Stock-based compensation included in SG&A	$1.1	$1.3	$1.4	(23.3)%
Exploration expense**	-	-	$0.8	$(0.8)
Equity in the loss of Orbit Energy	$(0.8)	$(0.7)	$(0.2)	$(0.7)
Write-down of assets held for sale to fair value	$0.4	$2.3	-	$0.4
Income (loss) from operations	$6.0	$(2.3)	$1.4	+$4.6
Adjusted EBITDA*	$8.0	$1.8	$3.3	+$4.7
Net income (loss) attributable to Genie Energy common stockholders	$5.5	$(2.3)	$0.4	+$5.1
Earnings (loss) per share attributable to Genie Energy common stockholders	$0.21	$(0.09)	$0.02	+$0.19
Capitalized exploration costs	-	-	$2.3	$(2.3)
Net cash provided by (used in) operating activities	$8.2	$3.4	$6.6	+$1.6

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Genie Energy’s Afek Oil & Gas subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

*** Genie Energy accounts for its investment in Orbit Energy, its joint venture operating in the UK, under the equity method of accounting. Under this method Genie Energy records its share in the net income or loss of the joint venture. Therefore, revenue generated, and expenses incurred by the joint venture are not reflected in Genie Energy’s consolidated revenue and expenses.

Consolidated results include corporate overhead and results of Genie’s oil and gas exploration businesses.

Corporate overhead totaled $2.0 million in 3Q18 including $0.9 million in non-cash compensation. The corresponding 3Q17 results total were $2.2 million and $1.2 million, respectively.

Genie Energy’s Afek oil and gas exploration subsidiary is awaiting permitting required for final testing on an existing well. Afek incurred no exploration costs, no capitalized exploration costs and $54 thousand in SG&A expense in 3Q18 compared to $754 thousand in exploration expense, $2.3 million in capitalized exploration costs and $257 thousand in SG&A expense in 3Q17.

Genie Energy’s GOGAS subsidiary includes the full impact of its Atid drilling services company in Israel prior to the divestiture of a majority stake, as well as the Company’s portion of results subsequent to the transaction. GOGAS generated $170 thousand in drilling services revenue and incurred $688 thousand in SG&A expense in 3Q18. In 3Q17, GOGAS had no revenue and $158 thousand in SG&A expense.

BALANCE SHEET HIGHLIGHTS

At September 30, 2018, Genie Energy had $131.5 million in total assets, including $46.9 million in cash, cash equivalents and restricted cash. Liabilities totaled $52.5 million and working capital (current assets less current liabilities) totaled $52.2 million.

DIVIDEND ON GENIE ENERGY COMMON STOCK

Genie Energy's Board of Directors has declared a 3Q18 dividend of $0.075 per share of Class A and Class B common stock with a record date of November 19, 2018. The dividend will be paid on or about November 30, 2018. The distribution will be treated as an ordinary dividend for income tax purposes.

GENIE RETAIL ENERGY

The Genie Retail Energy (GRE) segment includes results of Genie’s retail provider businesses including results of operations from the operations of its joint venture in the UK.

$ in millions	3Q18	2Q18	3Q17	3Q18-3Q17 Change (%/$)
Genie Retail Energy
Total revenue	$71.7	$56.5	$69.5	+3.2%
Electricity revenue	$67.3	$48.5	$66.2	+1.7%
Natural gas revenue	$3.7	$7.4	$2.8	+32.8%
Other revenue	$0.7	$0.6	$0.5	+36.4%
Gross profit	$21.1	$16.1	$21.8	(3.1)%
Gross margin percentage	29.4%	28.5%	31.3%	(190) BP
SG&A expense	$11.1	$12.1	$16.8	(34.0)%
Equity in the loss of Orbit Energy	$(0.8)	$(0.7)	$(0.2)	$(0.6)
Income from operations	$9.2	$3.3	$4.8	+$4.4
Adjusted EBITDA	$9.8	$3.8	$5.4	+$4.4

Accruals and a reversal of an accrual pertaining to legal matters within Genie Retail Energy (GRE) in 3Q18 decreased revenue by $3.0 million and SG&A by $1.5 million. In 3Q17, a legal accrual reduced revenue by $1.3 million and increased SG&A expense by $0.2 million. Income from operations and Adjusted EBITDA* were reduced by $1.5 million, net, in both 3Q18 and 3Q17 as a result.

Genie Retail Energy’s customer base as measured in residential customer equivalents (RCEs) and meters served decreased (see chart) year over year reflecting the regulatorily mandated relinquishment of certain low-income customers in New York served by retail energy providers (REPs) to the incumbent utilities as well as GRE’s strategic decision to focus on higher value customers, reduce regulatory risk in certain jurisdictions, and reduce customer acquisition expense in order to increase liquidity and enhance strategic flexibility. Gross meter acquisitions during 3Q18 totaled 45,000 compared to 111,000 in 3Q17 and 57,000 in 2Q18.

RCEs and Meters at End of Quarter (in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Electricity RCEs	216	219	218	228	243
Natural gas RCEs	59	64	67	73	82
Total RCEs	275	283	285	301	325

Electricity meters	269	282	284	307	330
Natural gas meters	73	81	89	105	116
Total meters	342	363	373	412	446

GRE’s average monthly customer churn in 3Q18 was 5.7%, unchanged compared to the prior quarter and a decrease from 6.9% in the year ago quarter. The year over year decline primarily reflects lower rates of new customer acquisitions in recent periods – new customers exhibit higher churn rates than longer tenured customers - and the impact of customer retention programs.

Meters enrolled in offerings with fixed rate characteristics constituted approximately 36% of GRE’s total load during September 2018 the same level as in September 2017.

GRE’s revenue increased to $71.7 million from $69.5 million driven by a strong increase in electricity consumption per meter and increased commercial gas sales partially offset by the impact of the larger legal accrual in 3Q18 compared to 3Q17 and a decrease in revenue per kilowatt hour sold.

GRE’s gross margin percentage decreased to 29.4% from 31.3% and gross profit decreased to $21.1 million from $21.8 million predominantly as the result of the reduction in revenue resulting from the larger accrual in 3Q18 compared to 3Q17.

GRE’s SG&A expense decreased to $11.1 million from $16.8 million as a result of the reduction in gross meter ads compared to the year ago quarter and the reversal of an accrual for legal matters.

GRE’s income from operations increased to $9.2 million from $4.8 million and Adjusted EBITDA* increased to $9.8 million from $5.4 million. The improvements were primarily attributable to the decrease in customer acquisition expense.

GENIE ENERGY EARNINGS CONFERENCE CALL

This earnings press release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 5:30 PM Eastern time today, November 5, 2018, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

The call replay will be available at 1-844-512-2921 (US toll-free) or 1-412-317-6671 (international) through November 12, 2018. The replay PIN is 10125910. A recording of the call - in MP3 format - will also be available for playback on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website to have earnings releases and other press releases e-mailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. Genie’s Retail division supplies electricity and natural gas primarily to residential and small business customers in the United States. Genie’s International division supplies customers in Europe and Asia. Genie's Energy Services division includes Diversegy, a commercial brokerage and marketing services company, and Genie Solar Energy, a provider of solar generation systems. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30, 2018	December 31, 2017
	(Unaudited)	(Audited)

Assets
Current assets:
Cash and cash equivalents	$45,916	$29,913
Trade accounts receivable, net of allowance for doubtful accounts of $1,709 and $1,099 at September 30, 2018 and December 31, 2017, respectively	37,371	44,629
Inventory	7,912	3,986
Prepaid expenses	5,984	6,131
Other current assets	3,810	5,503
Total current assets	100,993	90,162
Property and equipment, net	739	4,020
Goodwill	9,998	9,998
Other intangibles, net	4,556	4,859
Investment in equity method investees	2,969	3,450
Restricted cash—long-term	997	1,496
Deferred income tax assets, net	2,028	2,141
Other assets	9,183	9,652
Total assets	$131,463	$125,778
Liabilities and equity
Current liabilities:
Trade accounts payable	$17,286	$21,068
Accrued expenses	27,597	28,069
Income taxes payable	1,976	2,204
Due to IDT Corporation	90	228
Other current liabilities	1,880	3,172
Total current liabilities	48,829	54,741
Revolving line of credit	2,514	2,513
Other liabilities	1,170	1,396
Total liabilities	52,513	58,650
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at September 30, 2018 and December 31, 2017	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at September 30, 2018 and December 31, 2017	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 25,547 and 23,601 shares issued and 25,318 and 23,270 shares outstanding at September 30, 2018 and December 31, 2017, respectively	255	236
Additional paid-in capital	135,793	130,870
Treasury stock, at cost, consisting of 229 and 331 shares of Class B common stock at September 30, 2018 and December 31, 2017, respectively	(1,518)	(2,428)
Accumulated other comprehensive income	2,437	3,045
Accumulated deficit	(64,186)	(67,469)
Total Genie Energy Ltd. stockholders’ equity	92,540	84,013
Noncontrolling interests	(13,590)	(16,885)
Total equity	78,950	67,128
Total liabilities and equity	$131,463	$125,778

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in thousands, except per share data)
Revenue:
Electricity	$67,292	$66,189	$181,141	$163,636
Natural gas	3,702	2,787	34,492	26,045
Other	848	497	1,911	1,445
Total revenue	71,842	69,473	217,544	191,126
Cost of revenue	50,572	47,694	155,743	132,371
Gross profit	21,270	21,779	61,801	58,755
Operating expenses and losses:
Selling, general and administrative (i)	13,912	19,464	46,379	63,008
Write-down of assets held for sale to fair value	451	-	2,742	-
Exploration	-	753	244	2,556
Equity in the net loss of equity method investees	861	159	2,082	159
Income (loss) from operations	6,046	1,403	10,354	(6,968)
Interest income	195	51	384	207
Interest expense	(89)	(67)	(261)	(199)
Gain on extinguishment of liability	164	-	164	-
Other income (loss), net	25	9	93	(421)
Income (loss) before income taxes	6,341	1,396	10,764	(7,381)
(Provision for income taxes	(675)	(421)	(1,733)	(453)
Net income (loss)	5,666	975	9,031	(7,834)
Net loss (income) attributable to noncontrolling interests	251	(197)	1,122	626
Net income (loss) attributable to Genie Energy Ltd.	5,917	778	10,153	(7,208)
Dividends on preferred stock	(370)	(370)	(1,111)	(1,111)
Net income (loss) attributable to Genie Energy Ltd. common stockholders.	$5,547	$408	$9,042	$(8,319)
Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.21	$0.02	$0.36	$(0.35)
Diluted	$0.21	$0.02	$0.36	$(0.35)
Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	25,805	23,567	24,895	23,495
Diluted	26,442	24,158	25,225	23,495
Dividends declared per common share	$0.075	$0.075	$0.225	$0.225
(i) Stock-based compensation included in selling, general and administrative expenses	$1,082	$1,411	$3,686	$3,796

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
	(in thousands)
Operating activities
Net income (loss)	$9,031	$(7,834)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,645	1,528
Write-down of assets held for sale to fair value	2,742	-
Deferred income taxes	113	(543)
Provision for doubtful accounts receivable	610	392
Gain on sale of property and equipment	(18)	-
Stock-based compensation	3,686	3,796
Equity in the net loss of equity method investees	2,082	159
Gain on extinguishment of liability	(164)	-
Change in assets and liabilities:
Trade accounts receivable	6,648	2,275
Inventory	(3,926)	1,128
Prepaid expenses	143	(3,150)
Other current assets and other assets	2,417	(2,127)
Trade accounts payable, accrued expenses and other current liabilities	(4,404)	8,840
Due to IDT Corporation	(138)	52
Income taxes payable	(228)	(1,320)
Net cash provided by (used in) operating activities	20,239	3,196
Investing activities
Capital expenditures	(575)	(3,248)
Proceeds from sale of property and equipment	62	-
Payments for business acquisition, net of cash acquired	-	(3,717)
Payments for intangible acquisition	(745)	-
Investment in joint venture	(658)	(1,275)
Investments in capitalized exploration costs—unproved oil and gas property	-	(5,531)
Investments in notes receivable	(1,225)	-
Cash divested from Atid	(209)	-
Repayment of notes receivable	80	446
Net cash used in investing activities	(3,270)	(13,325)
Financing activities
Dividends paid	(6,870)	(6,674)
Purchase of equity of subsidiary	-	(312)
Proceeds from sales of Class B common stock and warrants	6,000	-
Proceeds from revolving line of credit	-	14,450
Repayment of revolving line of credit	-	(12,655)
Exercise of stock options	-	109
Repurchases of Class B common stock from employees	(783)	(829)
Net cash used in financing activities	(1,653)	(5,911)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(36)	75
Net increase (decrease) in cash, cash equivalents, and restricted cash	15,280	(15,965)
Cash, cash equivalents, and restricted cash at beginning of period	31,927	47,052
Cash, cash equivalents, and restricted cash at end of period	$47,207	$31,087

Reconciliation of Non-GAAP Financial Measure for the Third Quarter 2018 and 2017

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the third quarter of 2018, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, exploration expense and equity in the net loss of joint venture, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation, amortization, stock-based compensation, and write-down of assets held for sale to fair value.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Write-down of assets held for sale to fair value is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. From time-to-time, Genie Energy may determine that a line of business is outside of its core business and therefore decide to dispose of the related assets and liabilities. However, such disposals do not occur each quarter. Genie Energy does not believe the losses or gains from asset disposals or sales are components of its or the relevant segment’s core operating results.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Income (loss) (unaudited) $ in thousands

	Consolidated	Genie Retail Energy
Three Months Ended September 30, 2018 (3Q18)
Adjusted EBITDA	$8,042	$9,781
Subtract:
Write-down of assets held for sale to fair value	451	-
Stock-based compensation	1,082	136
Depreciation and amortization	463	437
Income from operations	6,046	$9,208
Interest income	195
Interest expense	(89)
Gain on extinguishment of liability	164
Other income, net	25
Provision for income taxes	(675)
Net income	5,666
Net loss attributable to noncontrolling interests	251
Net income attributable to Genie Energy Ltd.	$5,917

	Consolidated	Genie Retail Energy
Three Months Ended June 30, 2018 (2Q18)
Adjusted EBITDA	$1,817	$3,825
Subtract: Write-down of assets held for sale to fair value	2,291	-
Stock-based compensation	1,257	118
Depreciation and amortization	590	438
(Loss) income from operations	(2,321)	$3,269
Interest income	108
Interest expense	(81)
Other income, net	58
Provision for income taxes	(258)
Net loss	(2,494)
Net loss attributable to noncontrolling interests	575
Net loss attributable to Genie Energy Ltd.	$(1,919)

	Consolidated	Genie Retail Energy
Three Months Ended September 30, 2017 (3Q17)
Adjusted EBITDA	$3,301	$5,382
Subtract:
Stock-based compensation	1,411	176
Depreciation and amortization	487	434
Income from operations	1,403	$4,772
Interest income	51
Interest expense	(67)
Other income, net	9
Provision for income taxes	(421)
Net income	975
Net income attributable to noncontrolling interests	(197)
Net income attributable to Genie Energy Ltd.	$778